DELTA WOODSIDE INDUSTRIES, INC.
                            100 AUGUSTA ROAD (29601)
                              POST OFFICE BOX 6126
                        GREENVILLE, SOUTH CAROLINA 29606
                            TELEPHONE (864) 255-4122

              NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD
                                JANUARY 28, 2002

TO OUR SHAREHOLDERS:

         Notice is hereby given that a Special Meeting of Shareholders of Delta Woodside Industries, Inc., a South Carolina corporation ("Delta Woodside"), will be held at the Company's principal office at 100 Augusta Street, Greenville, South Carolina, on Monday, January 28, 2002, at 4:00 p.m. (Eastern Standard
Time) for the following purposes, as more fully described in the Proxy Statement accompanying this notice:

     1. To consider and act upon a proposed amendment to Delta Woodside's Articles of Incorporation, as amended to date, to effect a reverse split of the Company's outstanding shares of Common Stock (the "Reverse Split") with a split ratio that can range from three-to-one to ten-to-one as determined by Delta Woodside's Board of Directors; and

     2. To act on such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

         The Board of Directors of Delta Woodside recommends that shareholders vote FOR the proposal number 1 above.

         Delta Woodside has fixed the close of business on December 19, 2001 as the record date for the determination of the shareholders of Delta Woodside entitled to receive notice of and to vote at the Special Meeting. Only shareholders of record of Delta Woodside at the close of business on December 19, 2001 will be entitled to vote at the Special Meeting and any adjournments or postponements thereof.

         Whether or not you expect to be present at the Special Meeting, please complete, date and sign the enclosed form of proxy and return it promptly in the enclosed envelope, which requires no additional postage if mailed in the United States.

                                By Order of the Board of Directors,

                                /s/ W. H. Hardman, Jr.

                                W.H. Hardman, Jr.,
December 27, 2001               Vice President & Secretary

                         DELTA WOODSIDE INDUSTRIES, INC.
                            100 Augusta Road (29601)
                              Post Office Box 6126
                        Greenville, South Carolina 29606
                            Telephone (864) 255-4122

                                 PROXY STATEMENT

                         SPECIAL MEETING OF SHAREHOLDERS
                                JANUARY 28, 2002

          This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Delta Woodside Industries, Inc., a South Carolina corporation ("Delta Woodside" or the "Company"), to be voted at the Special Meeting of Shareholders (the "Special Meeting") of the Company to be held at the Company's principal office at 100 Augusta Road, Greenville, South Carolina at 4:00 p.m. on Monday, January 28, 2002 and any adjournments or postponements thereof. The approximate date of mailing this Proxy Statement and the accompanying proxy is Friday, December 27, 2001.

          The specific matters to be considered and acted upon at the Special Meeting are (i) a proposed amendment to the Company's Articles of Incorporation, as previously amended, to effect a reverse split of the outstanding shares of the Company's Common Stock, par value $0.01 per share (the "Common Stock"), with a split ratio that can range from three-to-one to ten-to-one to be determined by the Company's Board of Directors (the "Reverse Split"), and (ii) such other business as may properly come before the Special Meeting or any adjournments or postponements thereof. Pursuant to the provisions of the Company's amended and restated by-laws, business transacted at the Special Meeting and any adjournments or postponements thereof shall be limited to the purposes stated in the Notice of Special Meeting. The Reverse Split proposal is described in more detail in this Proxy Statement.

          Only shareholders of record at the close of business on December 19, 2001 are entitled to receive notice of and to vote at the Special Meeting. As of such date, there were outstanding 23,324,548 shares of Common Stock (the only voting securities) of the Company. Each share is entitled to one vote.

          The stock transfer books of the Company will remain open between the record date and the date of the Special Meeting and any adjournments or postponements thereof. A list of stockholders entitled to vote at the Special Meeting and any adjournments or postponements thereof will be available for inspection at the Special Meeting and any adjournment or postponements thereof, and for a period of ten days prior to the meeting, during regular business hours at the offices of the Company listed in the attached Notice of Special Meeting.

          Each shareholder described above will be sent this Proxy Statement, the accompanying Notice of Special Meeting and a proxy card. All shares represented by valid proxies received pursuant to the solicitation and prior to voting at the meeting and not revoked before they are exercised will be voted. If a choice is specified with respect to any matter to be acted upon, the shares will be voted in accordance with such specification. If no contrary instructions are indicated, all shares represented by a proxy will be voted FOR the Reverse Split Amendment, and in the discretion of the proxy holders as to all other matters that may properly come before the Special Meeting.

          Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. A proxy may be revoked by (i) delivery to the Secretary of the Company, at or before the Special Meeting, of a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company at or before the Special Meeting or (iii) attending the Special Meeting and giving notice of revocation to the Secretary of the Company or in open meeting prior to the proxy being voted (although attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy). Any written notice revoking a proxy should be sent to: Delta Woodside Industries, Inc., Post Office Box 6126, Greenville, South Carolina 29606,
Attention: Secretary.

          The presence, either in person or by proxy, of the holders of a majority of the outstanding shares of common stock at December 19, 2001 is necessary to constitute a quorum at the Special Meeting. The Reverse Split Amendment will be approved if holders of two-thirds (2/3) of the Company's common stock outstanding on December 19, 2001 vote to approve the amendment. Shareholders do not have any dissenters' rights or appraisal rights with respect to any matter described in this proxy statement. Abstentions or broker non-votes will count as shares present at the annual meeting for purposes of determining whether a quorum is present and will also have the same effect as a vote against the Reverse Split Amendment.

                                     ITEM 1
            PROPOSAL TO AMEND THE COMPANY'S ARTICLES OF INCORPORATION
             TO EFFECT A REVERSE SPLIT OF THE COMPANY'S COMMON STOCK
          WITH A RATIO BETWEEN 3:1 AND 10:1 AS DETERMINED BY THE BOARD

GENERAL

         The Company's Board of Directors has approved and adopted resolutions proposing, declaring advisable and in the Company's best interests, and recommending to the stockholders of the Company for approval an amendment to the Company's Articles of Amendment, as previously amended to date (the "Articles of Incorporation") to effect a reverse stock split of the Company's issued and outstanding Common Stock. The text of the proposed amendment to the Articles of Incorporation to effect the Reverse Split is attached hereto as APPENDIX A (the "Amendment").

         If the Amendment is adopted, the Board of Directors will have the authority, in its sole discretion, to determine the exact ratio of the Reverse Split, provided that (i) the ratio may be no smaller than three-to-one (3:1) and no greater than ten-to-one (10:1) and (ii) the number of pre-split shares in the ratio must be a whole number of shares, i.e., the Board of Directors may not chose to effect a 4.7:1 reverse split.

         If the Amendment is adopted, there will be no change in the number of the Company's authorized shares of Common Stock and no change in the par value of the Common Stock.

         The Board of Directors reserves the right, notwithstanding stockholder approval and without further action by stockholders, to not proceed with the Reverse Split, if, at any time prior to filing the Amendment with the South Carolina Secretary of State (the "Effective Time"), the Board of Directors, in its sole discretion, determines that the Reverse Split is no longer in the best interests of the Company and its stockholders. The Board of Directors may consider a variety of factors in determining whether or not to implement the Reverse Split, including, but not limited to, overall trends in the stock market, recent changes and anticipated trends in the per share market price of the Common Stock, business and transactional developments and the Company's actual and projected business and financial performance.

         The Board of Directors has a period of twenty (20) days after the date of shareholder approval of the Amendment to decide to effect the Amendment and file the Amendment with the South Carolina Secretary of State. If the Board of Directors does not file the Amendment with the South Carolina Secretary of State within this time period, the Reverse Split will not occur and the Amendment will not be adopted.

         If the Amendment is approved by the Company's shareholders, the Board of Directors will have the authority, without further stockholder approval, to effect the Reverse Split, pursuant to which each of the Company's presently outstanding shares of Common Stock (the "Old Shares") would be exchanged for new shares of Common Stock (the "New Shares") in an exchange ratio ranging from three to ten Old Shares to one New Share, with the exchange ratio determined by the Board of Directors in its sole discretion as described above. The Board of Directors would also have the authority to determine the exact timing of the Reverse Split. If the Special Meeting is not adjourned or postponed and the Amendment is approved by the Company's shareholders, the Reverse Split could occur at any time prior to February 17, 2002, without further stockholder approval. The timing of the Reverse Split will be determined in the judgment of the Board of Directors, with the intention of maximizing the Company's ability to remain in compliance with the continued listing maintenance requirements of the New York Stock Exchange (the "NYSE") and other intended benefits of the Reverse Split to stockholders and the Company. See the information below under the caption "Purposes of the Reverse Split."

         The Reverse Split will be effected simultaneously for all holders of the Common Stock, and the exchange ratio will be the same for all of the Common Stock. Except for changes due to the Company's purchase of fractional shares, the Reverse Split will affect all of the Company's stockholders uniformly and will not change the proportionate equity interests of the Company's stockholders, nor will the respective voting or other rights of stockholders be altered. The Common Stock issued pursuant to the Reverse Split will remain fully paid and non-assessable. The Company will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended.

PURPOSES OF THE REVERSE SPLIT

          The principal purpose of the Reverse Split proposal is generally to increase the closing market price of the Common Stock above $1.00 per share to satisfy the continued listing criteria of the New York Stock Exchange. The Common Stock is a quoted security on the New York Stock Exchange ("NYSE"). In order for the Common Stock to continue to be quoted on the NYSE, the Company and the Common Stock are required to continue to comply with various listing maintenance standards established by the NYSE. Among other things, the Company is required to maintain an average closing price of at least $1.00 per share over any given consecutive 30-trading-day period.

          Under the NYSE's continued listing criteria, if the average closing price of the Common Stock is less than $1.00 per share over a consecutive 30-trading-day period and the Company does not bring its share price and average share price back above $1.00 by six months following receipt of notification by the NYSE of the deficiency, the NYSE may delist the Common Stock from trading on the NYSE.

          On or about August 21, 2001, the Company received a letter from the NYSE dated August 16, 2001, containing a NYSE Staff Determination that the Company failed to comply with the NYSE's minimum consecutive 30-trading-day average closing price requirement for continued listing set forth in Section 802.01C of the NYSE Listed Company Manual, and that the Common Stock is, therefore, subject to delisting from the NYSE if the Company fails to cure the deficiency within six months of receipt of the notice. According to NYSE procedures, the Common Stock will continue to trade on the NYSE during the duration of the six month cure period.

          On October 9, 2001, at the Company's request, Company management met with officials of the NYSE in order to discuss the deficiency in the Company's average closing price. The meeting of October 9 was not scheduled in order to satisfy any NYSE requirements, but rather because Company management desired to present its business plan to the NYSE and to discuss various strategies for curing the price deficiency. The Reverse Split was one of the possibilities discussed. The Company believes that successful completion of its business plan alone may cure the deficiency in its average closing price; however, there can be no assurance that the Company will successfully implement its business plan, achieve its performance goals if the plan is successfully implemented or remedy the deficiency in its average closing price if it achieves its performance goals. Consequently, the Company is seeking shareholder approval of the Amendment so that its Board can effect the Reverse Split to cure the deficiency in its average closing price if its business plan fails to cure such deficiency.

           If a delisting were to occur, the Common Stock would likely trade on the National Association of Securities Dealers' Over the Counter Bulletin Board market (the "OTC BB"), which was established for securities that do not meet the Nasdaq listing requirements, or in the over-the-counter market in the so-called "pink sheets" maintained by Pink Sheets LLC. Such alternative trading markets are generally considered less efficient than the NYSE. Consequently, selling the Common Stock would be more difficult because smaller quantities of shares would likely be bought and sold, transactions could be delayed, and securities analysts' and news media coverage of the Company may be reduced. These factors could result in lower prices and substantial spreads in the bid and ask prices for shares of the Common Stock.

          Delisting from the NYSE or further declines in the market price of the Common Stock could also greatly impair the Company's ability to raise additional necessary capital through equity or debt financing, and significantly increase the ownership dilution to stockholders caused if the Company was to issue equity in financing or other transactions. The price at which the Company issues shares in such transactions is generally based on the market price of the Common Stock, and a decline in the market price of the Common Stock could result in the need for the Company to issue a greater number of shares to raise a given amount of funding or acquire a given dollar value of goods or services.

          In addition, if the Common Stock is not listed on the NYSE, the Company may become subject to Rule 15g-9 under the Securities and Exchange Act of 1934, as amended. That rule generally imposes additional sales practice requirements on broker-dealers that sell low-priced securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, generally a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the rule may affect the ability of broker-dealers to sell the Common Stock and affect the ability of holders to sell their shares of Common Stock in the secondary market. Moreover, investors may be less interested in purchasing low-priced securities because the brokerage commissions, as a percentage of the total transaction value, tend to be higher for such securities, and some investment funds will not invest in low-priced securities (other than those which focus on small-capitalization companies or low-priced securities).

          The Board of Directors believes that the Reverse Split is likely to result in the closing price of the Common Stock increasing over the $1.00 per share minimum consecutive 30-trading-day average closing price required by NYSE, thereby permitting the Company to be in compliance with the NYSE minimum consecutive 30-trading-day average closing price requirement of $1.00 per share. However, there can be no assurance that after effectuating the Reverse Split, the Company will meet the minimum closing price or other requirements of NYSE for continued inclusion of the Common Stock for quotation on the NYSE.

CERTAIN EFFECTS AND RISKS OF THE REVERSE SPLIT

         The following table illustrates the principal effects of the Reverse Split on the Common Stock:

                                                                             AFTER THE REVERSE          AFTER THE
                                                          BEFORE THE               SPLIT              REVERSE SPLIT
NUMBER OF SHARES                                        REVERSE SPLIT            3:1 RATIO             10:1 RATIO
--------------------------------------------------    -------------------    -------------------    ------------------
Authorized                                                50,000,000             50,000,000            50,000,000
Outstanding (1)                                           23,324,548              7,774,849             2,332,454
Available for Future Issuance (2)                         26,675,452             42,225,151            47,667,546
Shares Reserved and Remaining Available for                   153,366               153,366               153,366
Grants Under 2000 Stock Option Plan (2)
Shares Reserved and Remaining Available for                    20,837                20,837                20,837
   Awares Under 2000 Incentive Stock Award Plan
   and any Available Under the 1990 Incentive
   Stock Award Plan (2)
------------------------

     (1) Assumes the Effective Time occurred on the date of this proxy statement, and subject to adjustment resulting from cash payments by the Company in lieu of fractional shares.

     (2) Excludes shares of Common Stock issuable (i) upon the exercise of outstanding options under the Company's old Stock Option Plan adopted in 1990, as amended, and under the Company's 2000 Stock Option Plan, as amended and (ii) upon the exercise of outstanding awards under the Company's old Incentive Stock Award Plan adopted in 1990, as amended, and under the Company's new Incentive Stock Award Plan adopted in 2000, as amended. After the Effective Time, each outstanding option or award will entitle the holder to acquire a number of shares of Common Stock equal to the number of shares of Common Stock which the holder was entitled to acquire immediately prior to the Effective Time divided by the number of Old Shares in the reverse split ratio determined by the Board of Directors at an exercise price equal to the price in effect immediately prior to the Effective Time multiplied by the number of Old Shares in the reverse split ratio determined by the Board of Directors. (For example, if an option holder had an option to acquire 100 shares with an exercise price of $1.00 per share before the reverse split and the reverse split ratio were 10:1, he would have an option to acquire 10 shares at $10.00 per share after the reverse split.) The number of shares reserved for issuance and remaining available for grants and awards under the Company's new 2000 Stock Option Plan, new 2000 Incentive Stock Award Plan and old Incentive Stock Award Plan will automatically be reduced, after the Effective Time, by a factor equal to the number of Old Shares in the reverse split ratio determined by the Board of Directors. Options and awards can no longer be granted under the old Stock Option Plan.

         Stockholders should recognize that if the Reverse Split is effectuated, they will own a fewer number of shares than they presently own (a number equal to the number of shares owned immediately prior to the Effective Time divided by the number of Old Shares in the reverse split ratio determined by the Board, which could be as small as three or as large as ten, subject to adjustment for fractional shares, as described below).

         While the Company expects that the reduction in the outstanding shares of Common Stock as a result of the Reverse Split will result in an increase in the market price of the Common Stock, there can be no assurance that the Reverse Split will increase the market price of the Common Stock by a multiple equal to the number of Old Shares in the reverse split ratio determined by the Board (which can range from three to ten) or result in any permanent increase in the market price (which is dependent upon many factors, including, but not limited to, the Company's business and financial performance and prospects). Should the market price of the Common Stock decline after the Reverse Split, the percentage decline may be greater than would otherwise occur had the Reverse Split not been effectuated.

         There can be no assurance that after effectuating the Reverse Split, the Company will meet the minimum consecutive 30-trading-day average closing price or other requirements of NYSE for continued inclusion of the Common Stock for quotation on the NYSE. Furthermore, there can be no assurance that the Reverse Split would prevent the Common Stock from being forced to trade on the OTC BB or in the "pink sheets." Therefore, there can be no assurance that after the Reverse Split, trading in the Common Stock will be efficient or that the Company will not be subject to Rule 15g-9.

         The possibility exists that liquidity in the market price of the Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the Reverse Split. In addition, the Reverse Split will increase the number of stockholders of the Company who own odd-lots (less than 100 shares). Stockholders who hold odd-lots generally experience an increase in the cost of selling their shares, as well as greater difficulty in effecting such sales.

         After the Effective Time, the number of authorized but unissued shares of Common Stock would increase from 26,675,452 to between 42,225,151 (in the case of a 3:1 reverse split) and 47,667,546 (in the case of a 10:1 reverse split) subject to the assumptions and exclusions described in the table above. These shares may be issued by the Board of Directors in its discretion. If the Company issues additional shares subsequent to the Reverse Split, the dilution to the ownership interest of the Company's existing stockholders may be greater than would otherwise occur had the Reverse Split not been effectuated because the Board of Directors would have more authorized shares available for issuance.

         As described below, stockholders who would otherwise hold fractional shares after the Reverse Split will be entitled to cash payments in lieu of such fractional shares. Such cash payments will reduce the number of holders of New Shares as compared to the number of holders of Old Shares to the extent that there are stockholders presently holding fewer than the number of Old Shares in the reverse split ratio determined by the Board of Directors, and each such person will cease to be a Company stockholder after the Reverse Split. These, however, are not the purposes for which the Company seeks to effect the Reverse Split, and the Company does not expect the Reverse Split will result in any material reduction in the number of stockholders.

         Although the increased proportion of authorized but unissued shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Company's Board of Directors or contemplating a tender offer or other transaction for the combination of Delta Woodside with another company), the Reverse Split is not being proposed in response to any effort of which the Company is aware to accumulate shares of Common Stock or obtain control of the Company, nor is it part of a plan by management to recommend a series of similar amendments to the Company's Board of Directors and stockholders. Other than the Reverse Split, the Board of Directors does not currently contemplate recommending the adoption of any other amendments to the Company's Articles of Incorporation that could be construed to affect the ability of third parties to take over or change the control of the Company.

         The Reverse Split will not affect the par value of the Common Stock. As a result, after the Effective Time, the stated capital on the Company's balance sheet attributable to the Common Stock will be reduced to a fraction of its present amount (the denominator of which fraction will be equal to the number of Old Shares in the reverse split ratio determined by the Board of Directors and the numerator of which will be one), and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced.] The per share net income or loss and net book value of the Common Stock will be increased after the Effective Time because there will be fewer shares of Common Stock outstanding. However, prior earnings will be restated on the same basis in future presentations.

PROCEDURE FOR EFFECTING REVERSE SPLIT AND EXCHANGE OF STOCK CERTIFICATES

          If the Amendment is approved by the Company's stockholders, and if the Board of Directors still believes that the Reverse Split is in the best interests of the Company and its stockholders, the Company will file the Amendment with the South Carolina Secretary of State at such time as the Board has determined the appropriate effective time for the Reverse Split; provided that the Board must determine to effect the Reverse Split and file the Amendment no later than 20 days after the date the Company's shareholders approve the amendment. If shareholders approve the Reverse Split on January 28, 2002, the Board may delay effecting the Reverse Split until February 17, 2002 without resoliciting such stockholder approval. The Reverse Split will become effective at the Effective Time on the date of filing the Amendment. After the Effective Time, each certificate representing Old Shares will be deemed for all corporate purposes to evidence ownership of New Shares.

         Promptly after the Effective Time, stockholders will be notified that the Reverse Split has been effected. The Company's stock transfer agent, First Union National Bank, will act as exchange agent (the "Exchange Agent") for purposes of implementing the exchange of stock certificates. Holders of Old Shares will be asked to surrender to the Exchange Agent certificates representing Old Shares in exchange for certificates representing New Shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by the Company. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder's outstanding certificate(s) together with the properly completed and executed letter of transmittal to the Exchange Agent.

         STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO.

FRACTIONAL SHARES

         No scrip or fractional shares, or certificates for fractional shares, will be issued in connection with the Reverse Split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of Old Shares not evenly divisible by the number of Old Shares in the reverse split ratio determined by the Board of Directors (a whole number ranging from three to ten), will be entitled, upon surrender to the Exchange Agent of certificates representing such shares, to a cash payment (without interest) in lieu thereof. The cash payment will be equal to the fraction to which the stockholder would otherwise be entitled, multiplied by the average closing sale prices of Old Shares (as adjusted to reflect the Reverse Split) for the 20 trading days immediately before the Effective Time, as reported in The Wall Street Journal. If such price or prices are not available, the fractional share payment will be based on such other price as determined by the Board of Directors. The ownership of a fractional interest will not give the holder thereof any voting, dividend, or other rights except to receive payment therefor as described herein.

         Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where the Company is domiciled and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the Effective Time may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by the Company or the Exchange Agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds will have to seek to obtain them directly from the state to which they were paid.

NO DISSENTER'S RIGHTS

         Under the South Carolina Business Corporation Act of 1988, as amended, stockholders are not entitled to dissenter's rights with respect to the proposed Amendment, and the Company will not independently provide stockholders with any such right.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE SPLIT

         The following is a summary of certain material federal income tax consequences of the Reverse Split, and does not purport to be a complete discussion of all of the possible federal income tax consequences of the Reverse Split. It does not discuss any state, local, foreign or minimum income or other U.S. federal tax consequences. Also, it does not address the tax consequences to shareholders who are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the Old Shares were, and the New Shares will be, held as a "capital asset," as defined in the Internal Revenue Code of 1986, as amended (generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder.

         EACH SHAREHOLDER SHOULD CONSULT WITH SUCH SHAREHOLDER'S OWN TAX ADVISOR WITH RESPECT TO THE CONSEQUENCES OF THE REVERSE SPLIT.

         No gain or loss should be recognized by a stockholder of the Company upon such stockholder's exchange of Old Shares for New Shares pursuant to the Reverse Split (except to the extent of any cash received in lieu of a fraction of a New Share). Cash payments in lieu of a fractional New Share should be treated as if the fractional share were issued to the stockholder and then redeemed by the Company for cash. A Company stockholder receiving such payment should recognize capital gain or loss equal to the difference, if any, between the amount of cash received and the stockholder's basis in the fractional share.

         The aggregate tax basis of the New Shares received in the Reverse Split (including any fraction of a New Share deemed to have been received) will be the same as the stockholder's aggregate tax basis in the Old Shares exchanged therefor. The stockholder's holding period for the New Shares will include the period during which the stockholder held the Old Shares surrendered in the Reverse Split.

REQUIRED VOTE

         This proposal will be approved by the shareholders if a quorum is present at the Special Meeting and holders of two-thirds of the shares of Common Stock entitled to vote approve of the proposal. Abstentions and broker non-votes will count as shares present for purposes of determining whether a quorum is present and will have the effect of votes against the proposal.

RECOMMENDATION OF THE BOARD OF DIRECTORS

         THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO AMEND THE COMPANY'S ARTICLES OF INCORPORATION TO EFFECT A REVERSE SPLIT OF THE COMPANY'S COMMON STOCK.

                    STOCK OWNERSHIP OF PRINCIPAL SHAREHOLDERS
                                 AND MANAGEMENT

          The following table sets forth certain information as of December 19, 2001, regarding the beneficial ownership of the Company's common stock by (i) persons beneficially owning in any case more than five percent of the common stock, (ii) the directors of the Company, (iii) the executive officers of the Company and (iv) all current directors and executive officers of the Company as a group. Unless otherwise noted in the notes to the table, the Company believes that the persons named in the table have sole voting and investment power with respect to all shares of common stock of the Company shown as beneficially owned by them.

                                     SHARES
                                  BENEFICIALLY
BENEFICIAL OWNER                                                OWNED                           PERCENTAGE

Reich & Tang Asset Management L. P. (1)                       2,818,000                              12.1%
600 Fifth Avenue
New York, New York  10020

Bettis C. Rainsford (2)                                       2,717,938                              11.7%
108-1/2 Courthouse Square
Post Office Box 388
Edgefield, SC  29824

Franklin Resources, Inc. (3)                                  2,240,000                               9.6%
Franklin Advisory Services, Inc.
Charles B. Johnson
Rupert H. Johnson, Jr.
777 Mariners Island Boulevard
San Mateo, California  94404

Dimensional Fund Advisors Inc. (4)                            1,917,120                               8.2%
1299 Ocean Avenue, 11th Floor
Santa Monica, California  90401

E. Erwin Maddrey, II (5)                                      3,481,831                              14.9%
233 North Main Street, Suite 200
Greenville, SC  29601

Buck A. Mickel (6) (7)                                        1,602,212                               6.8%
Post Office Box 6721
Greenville, SC  29606

Micco Corporation (7)                                         1,240,634                               5.3%
Post Office Box 795
Greenville, SC  29602

Minor H. Mickel (7) (8)                                       1,578,051                               6.8%
415 Crescent Avenue
Greenville, SC  29605

                                       9

Minor M. Shaw (7) (9)                                         1,520,099                               6.5%
Post Office Box 795
Greenville, SC  29602

Charles C. Mickel (7) (10)                                    1,496,944                               6.4%
Post Office Box 6721
Greenville, SC  29606

William F. Garrett (11)                                         576,725                               2.5%

C. C. Guy (12)                                                   53,283                               (18)

James F. Kane (13)                                               40,559                               (18)

Max Lennon (14)                                                  43,599                               (18)

William H. Hardman, Jr. (15)                                     62,852                               (18)

Donald C. Walker (16)                                            37,552                               (18)

All current directors and executive officers
as a group (8 Persons) (17)                                   5,898,613                              25.3%

------------------------------

          (1) This information is based on a Schedule 13G/A that was filed on February 15, 2001 with the Securities and Exchange Commission by Reich & Tang Asset Management L. P. ("Reich & Tang") with respect to the Company's common stock. In this amendment, Reich & Tang reported that with respect to the Company's common stock, it had shared voting power and shared dispositive power with respect to all of the shares shown. The amendment reported that the shares of the Company's common stock were held on behalf of certain accounts for which Reich & Tang provides investment advice on a fully discretionary basis. The amendment reported that none of such accounts has an interest with respect to more than 5% of the outstanding shares of the Company's common stock.

          (2) This information is based on a Form 4 filed by Mr. Rainsford on March 2, 2001 with the Securities and Exchange Commission with respect to the Company's common stock. Mr. Rainsford was a director of the Company until September 14, 2000 and until October 1, 1999 was the Executive Vice President, Treasurer and Chief Financial Officer of the Company.

          (3) This information is based on a Schedule 13F that was filed on August 10, 2001 with the Securities and Exchange Commission by Franklin Resources, Inc. ("FRI") and on a Schedule 13G/A filed by FRI with the Securities and Exchange Commission on January 20, 2000 with respect to the Company's common stock. In the amendment, FRI reported that, with respect to the Company's common stock, the shares shown in the table above were beneficially owned by one or more investment companies or other managed accounts that are advised by one or more direct and indirect investment advisory subsidiaries of FRI. The amendment reported that the investment advisory subsidiary(ies) have investment and/or voting power over the securities owned by their investment advisory clients. Accordingly, such subsidiary(ies) may be deemed to be the beneficial owner of the shares shown in the table. The amendment reported that Charles B. Johnson and Rupert H. Johnson, Jr. (the "FRI Principal Shareholders") (each of whom has the same business address as FRI) each own in excess of 10% of the outstanding common stock and are the principal shareholders of FRI and may be deemed to be the beneficial owners of securities held by persons and entities advised by FRI subsidiaries. The amendment reported that one of the investment advisory subsidiaries, Franklin Advisory Services, Inc. (whose address is One Parker Plaza, Sixteenth Floor, Fort Lee, New Jersey 07024), has sole voting and dispositive power with respect to all of the shares shown. FRI, the FRI

Principal Shareholders and the investment advisory subsidiaries disclaim any economic interest or beneficial ownership in the shares shown in the table above and are of the view that they are not acting as a "group" for purposes of the Securities Exchange Act of 1934, as amended.

          (4) This information is based on a Schedule 13F filed on October 25, 2001 and on a Schedule 13G/A filed on February 2, 2001 with the Securities and Exchange Commission by Dimensional Fund Advisors Inc. ("Dimensional") with respect to the Company's common stock. Dimensional reported that it had sole voting power and sole dispositive power with respect to all of the shares shown. The amendment reports that Dimensional furnishes investment advice to four investment companies and serves as investment manager to certain other investment vehicles, including commingled group trusts, that all of the shares of the Company's common stock were owned by such investment companies or investment vehicles, that Dimensional disclaims beneficial ownership of such securities and that, to the knowledge of Dimensional, no such investment company or investment vehicle client owned more than 5% of the outstanding shares of the Company's common stock.

          (5) Mr. Maddrey is a director of the Company and was its President and Chief Executive Officer until June 2000. The number of shares shown as beneficially owned by Mr. Maddrey includes approximately 33,492 shares allocated to Mr. Maddrey's account in the Company's Employee Stock Purchase Plan, 431,470 shares held by the E. Erwin and Nancy B. Maddrey, II Foundation, a charitable trust, as to which shares Mr. Maddrey holds sole voting and investment power but disclaims beneficial ownership, and approximately 1,074 shares allocated to the account of Mr. Maddrey in the Company's Savings and Investment Plan (the "401(k) Plan"). Mr. Maddrey is fully vested in the shares allocated to his account in the 401(k) Plan.

          (6) Buck A. Mickel is a director of the Company. The number of shares shown as beneficially owned by Buck A. Mickel includes 352,812 shares directly owned by him, all of the 1,240,634 shares owned by Micco Corporation, and 2,871shares held by him as custodian for a minor. See Note (7).

          (7) Micco Corporation owns 1,240,634 shares of the Company's common stock. The shares of common stock of Micco Corporation are owned in equal parts by Minor H. Mickel, Buck A. Mickel (a director of the Company), Minor M. Shaw and Charles C. Mickel. Buck A. Mickel, Minor M. Shaw and Charles C. Mickel are the children of Minor H. Mickel. Minor H. Mickel, Buck A. Mickel, Minor M. Shaw and Charles C. Mickel are officers and directors of Micco Corporation. Each of Minor H. Mickel, Buck A. Mickel, Minor M. Shaw and Charles C. Mickel disclaims beneficial ownership of three quarters of the shares of the Company's common stock owned by Micco Corporation. Minor H. Mickel directly owns 337,417 shares of the Company's common stock. Buck A. Mickel, directly or as custodian for a minor, owns 355,683 shares of the Company's common stock. Charles C. Mickel, directly or as custodian for his children, owns 256,210 shares of the Company's common stock. Minor M. Shaw, directly or as custodian for her children, owns 264,978 shares of the Company's common stock. Minor M. Shaw's husband, through an individual retirement account and as custodian for their children, beneficially owns approximately 14,487 shares of the Company's common stock, as to which shares Minor M. Shaw may also be deemed a beneficial owner. Minor M. Shaw disclaims beneficial ownership with respect to these shares and with respect to the 2,748 shares of the Company's common stock held by her as custodian for her children. The spouse of Charles C. Mickel owns 100 shares of the Company's common stock, as to which shares Charles C. Mickel may also be deemed a beneficial owner. Charles C. Mickel disclaims beneficial ownership with respect to these shares and with respect to the 3,510 shares of the Company's common stock held by him as custodian for his children. Buck A. Mickel disclaims beneficial ownership with respect to the 2,871 shares of the Company's common stock held by him as custodian for a minor.

          (8) The number of shares shown as beneficially owned by Minor H. Mickel includes 337,417 shares directly owned by her and all of the 1,240,634 shares owned by Micco Corporation. See Note (7).

          (9) The number of shares shown as beneficially owned by Minor M. Shaw includes 264,978 shares owned by her directly or as custodian for her children, approximately 14,487 shares beneficially owned by her husband through an individual retirement account or as custodian for their children, and all of the 1,240,634 shares owned by Micco Corporation. See Note (7).

          (10) The number of shares shown as beneficially owned by Charles C. Mickel includes 256,210 shares owned by him directly or as custodian for his children, 100 shares owned by his wife and all of the 1,240,634 shares owned by Micco Corporation. See Note (7).

          (11) William F. Garrett is President and Chief Executive Officer and a director of the Company. The number of shares shown as beneficially owned by Mr. Garrett includes approximately 2,087shares allocated to his account in the 401(k) Plan. Mr. Garrett is fully vested in the shares allocated to his account in the 401(k) Plan. Included in the table are 275,000 unissued shares covered by options that are exercisable within 60 days after September 19, 2001.

          (12) C. C. Guy is a director of the Company. The number of shares shown as beneficially owned by C. C. Guy includes 18,968 shares owned by his wife, as to which shares Mr. Guy disclaims beneficial ownership.

          (13) Dr. Kane is a director of the Company. The shares shown as beneficially owned by him are held in a Keogh account or an IRA account.

          (14) Dr. Lennon is a director of the Company.

          (15) William H. Hardman, Jr. is a Vice President and the Chief Financial Officer, Secretary and Treasurer of the Company. The number of shares shown as beneficially owned by Mr. Hardman includes approximately 1,261 shares allocated to his account in the 401(k) Plan. Mr. Hardman is fully vested in the shares allocated to his account in the 401(k) Plan. Included in the table are 25,723 unissued shares covered by options that are exercisable within 60 days after September 19, 2001.

          (16) Donald C. Walker is a Vice President and the Controller and Assistant Secretary of the Company. The number of shares shown as beneficially owned by Mr. Walker includes approximately 664 shares allocated to his account in the 401(k) Plan. Mr. Walker is fully vested in the shares allocated to his account in the 401(k) Plan. Included in the table are 17,417 unissued shares covered by options that are exercisable within 60 days after September 19, 2001.

          (17) Includes all shares deemed to be beneficially owned by any current director or executive officer. Includes 4,012 shares of the Company's common stock held for the executive officers on September 19, 2001 by the 401(k) Plan. Each participant in the 401(k) Plan has the right to direct the manner in which the trustee of the Plan votes the shares held by the 401(k) Plan that are allocated to such participant's account. Except for shares as to which such a direction is made, the shares held by the 401(k) Plan will not be voted. The number of shares shown in the table includes an aggregate of 318,140 unissued shares subject to employee stock options held by executive officers that are or may be exercisable within 60 days of September 19, 2001 or less.

          (18)  Less than one percent.

                      INFORMATION INCORPORATED BY REFERENCE

         The following sections of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2001, filed with the Securities and Exchange Commission on September 27, 2001, are incorporated by reference into this Proxy
Statement: Financial Statements, Management's Discussion and Analysis of Financial Condition and Results of Operations, Changes in and Disagreements With Accountants on Accounting and Financial Disclosure, and Quantitative and Qualitative Disclosures about Market Risk.

         The following sections of the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 29, 2001, filed with the Securities and Exchange Commission on November 9, 2001, are incorporated by reference into this Proxy Statement: Financial Statements, Management's Discussion and Analysis of Financial Condition and Results of Operations, and Quantitative and Qualitative Disclosures about Market Risk.

          Stockholders entitled to notice of the Special Meeting may obtain a copy of these reports, without charge, by writing to Delta Woodside Industries, Inc., Post Office Box 6126, Greenville, South Carolina 29606, Attention: William

H. Hardman, Vice President, Secretary and Treasurer, or by calling the Company at (864) 255-4122.

                                  OTHER MATTERS

          The Company knows of no other matters that will be presented for consideration at the Special Meeting. If any other matters properly come before the Special Meeting, it is the intention of the persons named in the enclosed Proxy Card to vote the shares they represent as such persons deem advisable. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy Card.

         A representative of KPMG LLP, independent public accountants for the Company during the current fiscal year ending June 29, 2002 and for the fiscal year ended June 30, 2001, is expected to be present at the Special Meeting, will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

         No person who has been a director or executive officer of the Company at any time since January 1, 2001, or any such person's associates, has a direct or indirect substantial interest in the proposal to be acted upon at the Special Meeting, other than any interest arising from his or her ownership of the Company's Common Stock, in which case no such person receives an extra or special benefit not shared on a pro rata basis by all other holders of the Company's Common Stock.

                             SOLICITATION OF PROXIES

          The Company will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by mail, proxies may be solicited by directors, officers and other regular employees of the Company by telephone, telecopy or personal interview for no additional compensation. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to beneficial owners of the stock held of record by such persons, and the Company will reimburse such persons for reasonable out-of-pocket expenses incurred by them in so doing. The Company has engaged Corporate Investor Communications to assist in these contacts with brokerage houses, custodians, nominees and fiduciaries for an estimated fee of $2,000 plus reasonable out-of-pocket expenses.

                          PROPOSALS OF SECURITY HOLDERS
                     FOR 2002 ANNUAL MEETING OF SHAREHOLDERS

          Any shareholder of the Company who desires to present a proposal at the 2002 Annual Meeting of Shareholders for inclusion in the Company's proxy statement and form of proxy relating to that meeting must submit such proposal to the Company at its principal executive offices on or before June 10, 2002. Pursuant to the requirements of the Company's bylaws, if a shareholder of the Company desires to present a proposal at the 2002 Annual Meeting of Shareholders that will not be included in the Company's proxy statement and form of proxy relating to that meeting, such proposal must be submitted to the Company at its principal executive offices no later than July 9, 2002 for the proposal to be considered timely.

          The above Notice and Proxy Statement are sent by order of the Board of Directors of the Company.


                                          William H. Hardman
                                          Vice President, Secretary & Treasurer


Greenville, South Carolina
December 27, 2001



                                   APPENDIX A

                TEXT OF AMENDMENT TO ARTICLES OF INCORPORATION OF
                         DELTA WOODSIDE INDUSTRIES, INC.
                          EFFECTING REVERSE STOCK SPLIT

         Effective on __________, 2002, upon the filing of the Articles of Amendment of the Articles of Incorporation of the Corporation on such date (the "Effective Date"), each ________ (__) shares of Common Stock of the Corporation then issued and outstanding automatically shall be combined into one (1) share of fully paid and nonassessable Common Stock of the Corporation. The number of authorized shares of the Common Stock and the par value of the Common Stock shall remain unchanged. There shall be no fractional shares of Common Stock issued. Each holder of shares of Common Stock who would otherwise be entitled to receive a fractional share shall be entitled to receive a cash payment in lieu thereof equal to the fraction to which the stockholder would otherwise be entitled multiplied by the average of the closing sale prices of the Common Stock (as adjusted to reflect the reverse split of shares hereby) for the 20 trading days immediately prior to the Effective Date, as reported in The Wall Street Journal. If such price or prices are not available, the fractional share payment will be based on such other price as determined by the Board of Directors of the Corporation.

                                   APPENDIX B

                         DELTA WOODSIDE INDUSTRIES, INC.


                 [DELTA WOODSIDE INDUSTRIES, INC. LOGO OMITTED]


                 PLEASE SIGN PROXY CARD ON REVERSE SIDE, DETACH
                  AND RETURN IN ENCLOSED POSTAGE-PAID ENVELOPE

                                      PROXY

                         DELTA WOODSIDE INDUSTRIES, INC.
                         SPECIAL MEETING OF STOCKHOLDERS
                                JANUARY 28, 2002


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                         DELTA WOODSIDE INDUSTRIES, INC.


     The undersigned shareholder of Delta Woodside Industries, Inc. (the "Company"), as a shareholder of record as of the close of business on December 19, 2001, revokes all previous proxies, acknowledges receipt of the Notice of the Special Meeting of Stockholders to be held January 28, 2002 and the Proxy Statement, each dated December 19, 2001, and appoints William F. Garrett, President and Chief Executive Officer, W.H. Hardman, Jr., Vice President and Secretary, Donald C. Walker, Vice President and Controller, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of the Company which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at 4:00 p.m. (Eastern Standard Time) on January 28, 2002 at the Company's principal office at 100 Augusta Street, Greenville, South Carolina, 29601 (the "Special Meeting"), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present at the Special Meeting. The shares represented by this Proxy shall be voted in the manner set forth below:

1. Proposal to authorize an amendment of Delta Woodside's Articles of Incorporation, as amended to date, to effect a reverse split of the Company's outstanding shares of Common Stock (the "Reverse Split") with a split ratio that can range from three-to-one to ten-to-one as determined by Delta Woodside's Board of Directors

                 ___  FOR           ___   AGAINST             ___   ABSTAIN

2. At their discretion, to act upon all matters incident to the conduct of the meeting and upon such other matters as may properly come before the Special Meeting.

     The Board of Directors recommends a vote IN FAVOR OF the listed proposal number 1.

     This Proxy, when properly executed, will be voted as specified above by the undersigned shareholder. IF NO SPECIFICATION IS MADE, THIS PROXY SILL BE DEEMED TO GRANT AUTHORITY TO VOTE, AND WILL BE VOTED, IN FAVOR OF PROPOSAL NUMBER 1.

                         DELTA WOODSIDE INDUSTRIES, INC.
                                      PROXY


                    PLEASE SIGN AND DATE PROXY BELOW, DETACH
                         AND RETURN IN SUPPLIED ENVELOPE




                            Please print the name(s) appearing on each share certificate(s) over which you have voting authority:


                            _____________________________________________


                            ___________________________________(if held jointly)
                            (Print name(s) on certificate)




                            Please sign your name:

                            _____________________________________________
                            Signature (title, if any)

                            _____________________________________________
                            Additional Signature (if held jointly)

                            Date: ________________________________________




(JOINT OWNERS SHOULD EACH SIGN. PLEASE SIGN EXACTLY AS YOUR NAME(S) APPEARS ON THE ENVELOPE IN WHICH THIS CARD WAS MAILED. WHEN SIGNING AS ATTORNEY, TRUSTEE, EXECUTOR, ADMINISTRATOR, GUARDIAN OR CORPORATE OFFICER, PLEASE SIGN UNDER FULL TITLE, CORPORATE OR ENTITY NAME.)

            THE REMAINDER OF THIS PAGE WAS INTENTIONALLY LEFT BLANK.

                                   APPENDIX C

                         DELTA WOODSIDE INDUSTRIES, INC.


                 [DELTA WOODSIDE INDUSTRIES, INC. LOGO OMITTED]


                             VOTING INSTRUCTION CARD


                       PLEASE SIGN ON REVERSE SIDE, DETACH
                  AND RETURN IN ENCLOSED POSTAGE-PAID ENVELOPE


                         DELTA WOODSIDE INDUSTRIES, INC.
                         SPECIAL MEETING OF STOCKHOLDERS
                                JANUARY 28, 2002


        THESE VOTING INSTRUCTIONS ARE SOLICITED ON BEHALF OF THE BOARD OF
                  DIRECTORS OF DELTA WOODSIDE INDUSTRIES, INC.


     The undersigned participant in the Savings and Investment Plan of Delta Woodside Industries, Inc., a South Carolina Corporation, acknowledges receipt of the Notice of the Special Meeting of Stockholders to be held January 28, 2002 and the Proxy  Statement,  each dated  December  19,  2001,  and hereby  directs
Investors Bank & Trust Company, Custodian of such plan, to vote the undersigned's proportionate share of the Shares of Common Stock of Delta Woodside Industries, Inc. held by such plan at the Special Meeting of Stockholders to be held at 4:00 p.m. (Eastern Standard Time) on January 28, 2002 at the Company's principal office at 100 Augusta Street, Greenville, South Carolina, 29601 (the "Special Meeting"), and at any adjournment or postponement thereof, as follows:


1. Proposal to authorize an amendment of Delta Woodside's Articles of Incorporation, as amended to date, to effect a reverse split of the Company's outstanding shares of Common Stock (the "Reverse Split") with a split ratio that can range from three-to-one to ten-to-one as determined by Delta Woodside's Board of Directors

                ___   FOR           ___   AGAINST              ___  ABSTAIN

2. At their discretion, to act upon all matters incident to the conduct of the meeting and upon such other matters as may properly come before the Special Meeting.

     The Board of Directors recommends a vote IN FAVOR OF the listed proposal number 1.

     These Voting Instructions are solicited on behalf of the Board of Directors of Delta Woodside Industries, Inc. IF NOT OTHERWISE SPECIFIED, THESE VOTING INSTRUCTIONS WILL BE DEEMED A DIRECTION TO VOTE FOR PROPOSAL NUMBER 1.

                         DELTA WOODSIDE INDUSTRIES, INC.
                               VOTING INSTRUCTIONS






                           Plesae sign and date voting instructions below, Detach and return in supplied envelope





                           _____________________________________________________



                           _____________________________________________________
                           Signature
                           (Note:  Signature should agree with name to the left)


                           Date:  ______________________________________________




            THE REMAINDER OF THIS PAGE WAS INTENTIONALLY LEFT BLANK.